EXHIBIT 3

Name of Reporting Person	Number of Shares (Direct) (5)		Number of Shares (Indirect)		Percent of Class Beneficially Owned (1)
Mayfield IX, a Delaware Limited Partnership	1,781,358	(2)	-0-		6.3%

Mayfield IX Management, L.L.C.	-0-		1,875,113	(2)(3)	6.6%

Mayfield Associates Fund IV, a Delaware Limited Partnership	93,755	(3)	-0-		0.3%

Yogen K. Dalal	-0-		2,031,713	(4)(6)	7.2%

F. Gibson Myers, Jr.	-0-		2,031,713	(4)(6)	7.2%

Kevin A. Fong	-0-		2,031,713	(4)(6)	7.2%

William D. Unger	-0-		2,031,713	(4)(6)	7.2%

Wendell G. Van Auken, III	-0-		2,031,713	(4)(6)	7.2%

A. Grant Heidrich, III	29,040	(7)	1,875,113	(4)	6.7%

Cell Trust	142,895				0.5%

Cell Trust II	13,705

Total	2,060,753				7.3%

(1)	The respective percentages set forth in this column were obtained by dividing the number of shares by the aggregate number of shares outstanding as reported in the Issuer’s Form 10-Q for the period ended September 30, 2004.
(2)	Represents shares held directly by Mayfield IX, of which Mayfield IX Management, L.L.C. is the sole General Partner.
(3)	Represents shares held directly by Mayfield Associates Fund IV, of which Mayfield IX Management, L.L.C. is the sole General Partner.
(4)	Includes shares held directly by Mayfield IX and Mayfield Associates Fund IV. The individual Reporting Persons listed are Managing Directors of Mayfield IX Management, L.L.C., which is the sole general partner of Mayfield IX and Mayfield Associates Fund IV. The individual Reporting Persons may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield IX Management, Mayfield IX and Mayfield Associates Fund IV, but disclaim such beneficial ownership.
(5)	Each individual Reporting Person expressly disclaims that he or she is the beneficial owner of any shares which are held by any other individual Reporting Person in his or her individual capacity.
(6)	Includes 142,895 shares held in Cell Trust and 13,705 shares held in Cell Trust II, each a trust for which the individual Reporting Persons, other than Mr. Heidrich, serve as trustees, and for each of which the individual Reporting Persons or their family trusts, other than Mr. Heidrich, are trustors and beneficiaries. The individual Reporting Persons, other than Mr. Heidrich, may be deemed to have shared voting and dispositive power over the shares held in Cell Trust and Cell Trust II, but disclaim such beneficial ownership.
(7)	Represents shares held directly by the A. Grant and Jeanette Y. Heidrich Community Property Trust, of which Mr. Heidrich is a trustee and a beneficial owner.

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